Exhibit 6.1

AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

BY AND AMONG

CENTENE CORPORATION,

CENTENE HEALTH PLAN HOLDINGS, INC.,

NORTH CAROLINA MEDICAL SOCIETY

AND

CAROLINA COMPLETE HEALTH NETWORK, INC.

DATED AUGUST 25, 2017

i

ii

LIST OF EXHIBITS

Exhibit	A*	Amended and Restated PlanCo Articles of Incorporation
Exhibit	B*	Amended and Restated PlanCo By-Laws
Exhibit	C+	Amended and Restated Partnership Agreement
Exhibit	D*	Nominating Committee Charter
Exhibit	E*	Financial Matters Committee Charter
Exhibit	F*	Medical Affairs Committee Charter
Exhibit	G*	JV Contribution Agreement
Exhibit	H*	PlanCo Subscription Agreement
Exhibit	I*	Additional Services Exhibit
Exhibit	J+	Centene Services Agreement
Exhibit	K+	Second Amended and Restated Start-Up Loan Agreement
Exhibit	L+	Network Sub Services Agreement
Exhibit	M*	Management Services Agreement

* Not filed herewith pursuant to Item 17 of Form 1-A. The issuer will supplementally furnish a copy of this exhibit to the Securities and Exchange Commission upon request.

+ Filed separately as an exhibit to the issuer’s Form 1-A filed with the Securities and Exchange Commission.

iii

AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT (this “Agreement”) is made and entered into this 25th day of August, 2017 (the “Effective Date”), by and among CENTENE CORPORATION, a Delaware corporation (“Centene”), CENTENE HEALTH PLAN HOLDINGS, INC., a Delaware corporation (“Centene Sub”), NORTH CAROLINA MEDICAL SOCIETY, a North Carolina non-profit corporation (“NCMS” and together with Centene, the “Founders” and each a “Founder”), and CAROLINA COMPLETE HEALTH NETWORK, INC., a Delaware corporation (“Network Sub” and, together with Centene Sub and the Founders, each a “Party” and collectively, the “Parties”).

RECITALS:

WHEREAS, Centene Sub is a wholly-owned subsidiary of Centene, a Delaware corporation operating a multi-national health care enterprise that provides programs and services to government-sponsored health care programs;

WHEREAS, Network Sub is, as of the date hereof, a wholly-owned subsidiary of NCMS, a non-profit corporation organized under the Laws of the State of North Carolina to provide leadership in medicine by uniting, serving, and representing physicians and their health care teams to enhance the health of North Carolinians;

WHEREAS, subject to the provisions of this Agreement and each other Transaction Document, the Parties desire to (i) form Carolina Complete Health, Inc., a corporation organized under the Laws of the State of North Carolina as a licensed insurance company (“PlanCo”) for the purpose of establishing, organizing and operating a health care plan providing Medicaid managed care services in the State of North Carolina; and (ii) form a general partnership organized under the Laws of the State of Delaware that will operate as a holding company of PlanCo (“HoldCo” and together with PlanCo, the “JV Companies”) for purposes of owning and participating in the development, funding and operation of PlanCo;

WHEREAS, in connection with the formation and operation of the JV Companies, with the assistance of the Founders and Centene Sub, Network Sub intends to create, recruit, build, develop and manage a network of health care providers for the purposes of providing services to PlanCo and the enrollees of any health care plan operated by PlanCo (“Enrollees”), all as more fully set forth herein;

WHEREAS, the Parties entered into the Joint Venture Agreement dated January 10, 2017, as amended by (i) the Amendment to Joint Venture Agreement among the Parties, dated February 28, 2017, (ii) the Second Amendment to Joint Venture Agreement among the Parties, dated March 31, 2017, and (iii) the Third Amendment to Joint Venture Agreement among the Parties, dated May 31, 2017 (collectively, the “Original Agreement”); and

WHEREAS, the Parties desire to amend and fully restate the Original Agreement on the terms and subject to the conditions set forth in this Agreement, and thereby supersede the Original Agreement; and

WHEREAS, in furtherance of the objectives set forth above, the Parties desire to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated herein and therein (the “Contemplated Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree to amend and fully restate the Original Agreement as follows:

AGREEMENT:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions.  Capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to such terms as set forth below:

“Additional Net Offering Proceeds” shall mean, the aggregate proceeds received by Network Sub from Investors pursuant to the consummation of an Additional Equity Offering, provided, however, that the Additional Net Offering Proceeds may exclude the amount of proceeds necessary to reimburse the NCMS Parties for all reasonable, necessary and documented expenses incurred in connection with the consummation of the Additional Equity Offering.

“Additional Network Credit” shall mean, as of the closing of an Additional Equity Offering completed prior to the expiration of the Initial Contract Term, an amount equal to the product obtained when multiplying (a) the total number of Investors and FQHC Investors in excess of the then current Investor Baseline, by (b) One Thousand Five Hundred Dollars ($1,500).

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Services” shall mean the provision of other health insurance products for the provision of medical services that are not covered by the NC Health Plan, including, without limitation, Medicare Advantage and health insurance exchange services.

“Ancillary Service Provider” shall mean providers of laboratory, diagnostic imaging, physical therapy, and other medical services that are covered by the NC Health Plan, in each case being other than as part of a physician office or federally qualified health clinic.

“Applicable Amount” means the amount equal to the Net Offering Proceeds multiplied by forty-five percent (45%).

“Authorized Contracting Party” shall mean Pam Shipley, Aaron Brace and such other Persons designated by Centene and mutually agreed to by the Founders in writing.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of Raleigh, North Carolina, are authorized or obligated by Law or executive order to close.

“Centene Change in Control” shall have the meaning set forth in the Partnership Agreement.

“Centene Debt” shall mean any and all amounts due and payable by the NCMS Parties to Centene and/or any of its Affiliates under the provisions of the Second Amended and Restated Start-Up Loan Agreement, the Network Sub Loan Agreement or in connection with any other Transaction Loan.

“Centene Parties” shall mean Centene and Centene Sub.

“Centene Repayment Date” shall mean the date upon which any and all amounts due and payable by the NCMS Parties or HoldCo to Centene and/or any of its Affiliates under the provisions of the Second Amended and Restated Start-Up Loan Agreement, the Network Sub Loan Agreement or in connection with any other Transaction Loan have been paid in full.

“Closing Conditions” shall mean the conditions to Closing set forth in Section 8.3, Section 8.4, and Section 8.5 of this Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Competitive Business” shall mean any health insurance company, health maintenance organization, provider organization, commercial plan, prepaid health plan, provider-led entity, local management entity or managed care organization which holds a contract with NCDHB to provide a Medicaid managed care product in the State of North Carolina. For this purpose, the terms “commercial plan,” “prepaid health plan,” “provider-led entity,” “local management entity” and “managed care organization” shall have the same meaning ascribed to those terms in the NC Medicaid Legislation.

“Confidential Information” shall mean all non-public, confidential or proprietary information of any Party, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” including, without limitation: (a) all information concerning past, present and future business affairs, finances, customer and supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies; (b) unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property; (c) any other information that would reasonably be considered non-public, confidential or proprietary; and (d) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for the Recipient that contain, are based on, or otherwise reflect or are derived from, in whole or in part, any of the foregoing. Notwithstanding the foregoing, except as required by applicable Law, the term “Confidential Information” as used in this Agreement shall not include information that (i) at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any violation of this Agreement by the Recipient or any of its Representatives; (ii) at the time of disclosure is, or thereafter becomes, available to the Recipient on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to the Recipient by a legal, fiduciary or contractual obligation to the Disclosing Party; (iii) was known by or in the possession of the Recipient or its Representatives, as established by documentary evidence, before being disclosed by or on behalf of the Disclosing Party; or (iv) was or is independently developed by the Recipient, as established by documentary evidence, without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information.

“Eligible FQHCs” shall mean (a) the North Carolina Community Health Center Association; (b) the Carolina Medical Home Network – IPA, LLC; (c) one or more special purpose entities formed by the North Carolina Community Health Center Association or Carolina Medical Home Network – IPA, LLC; and (d) the member organizations of the North Carolina Community Health Center Association.

“Equity Interests” shall mean, as applicable (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“Formation Legal Expenses” shall mean the legal expenses incurred by the NCMS Parties in connection with the preparation and negotiation of the Original Agreement, this Agreement and each other Transaction Document.

“FTE Eligible Provider” shall mean an Eligible Provider that is employed by a Subscribing FQHC and providing medical services consistent with their position as an Eligible Provider with such commitment of time and effort to constitute one Eligible Provider performing such work on a full-time basis, which for purposes hereof, shall be two thousand and eighty (2,080) hours per year; provided that, for the avoidance of doubt, the foregoing requirements may be satisfied by one fully-committed employee or multiple partially-committed employees aggregating to one full-time employee.

“Governmental Authority” shall mean any domestic or foreign federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Health Care Providers” shall mean Licensed Physicians, Physician Assistants, Nurse Practitioners and other Ancillary Service Providers qualified to provide services under the NC Health Plan.

“Independent Practitioners” shall mean Licensed Physicians, Nurse Practitioners and Physician Assistants, but only to the extent not directly or indirectly employed by hospitals or in a group practice that is affiliated with a hospital or hospital system.

“Interim Period” shall mean the period of time commencing as of January 10, 2017 and continuing until the Closing Date or the earlier termination of this Agreement.

“Investor Baseline” shall mean the total number of Investors and FQHC Investors as of the Closing Date; provided, however, that if following the closing of an Additional Equity Offering, the total number of Investors and FQHC Investors exceeds the then current Investor Baseline, then from and after the date thereof, the Investor Baseline shall be adjusted upwards to an amount equal to the number of Investors and FQHC Investors as of the closing of such Additional Equity Offering.

“Law” shall mean any statute, law, ordinance, regulation, rule, code, constitution, treaty, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” shall mean any and all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required to be stated or disclosed in financial statements prepared in accordance with GAAP.

“Licensed Physicians” shall mean physicians who are licensed to practice medicine in the State of North Carolina pursuant to Article 1, Chapter 90 of the North Carolina General Statutes.

“Make-Up Payment” shall have the meaning set forth in the Partnership Agreement.

“NC Medicaid Legislation” shall mean House Bill 372 adopted by the General Assembly of North Carolina and signed into law as of September 23, 2015 as Session Law 2015-245, together with any successor legislation modifying or supplementing House Bill 372 or Session Law 2015-245.

“NCMS Parties” shall mean NCMS and Network Sub.

“Net Offering Proceeds” shall mean, as of the Closing Date, the sum of the aggregate proceeds received by Network Sub from Investors pursuant to the consummation of the Equity Offering and the aggregate proceeds received by Network Sub pursuant to the consummation of the FQHC Offering, provided, however, that the Net Offering Proceeds shall exclude Five Hundred Thousand Dollars ($500,000) (or such lesser amount, which Network Sub notified Centene at least fifteen (15) Business Days before the Closing Date will be excluded) of the proceeds received by Network Sub in connection with Equity Offering, which excluded portion of the proceeds may be used by Network Sub solely for purposes of paying any reasonable, necessary and documented Formation Legal Fees or other expenses incurred by Network Sub and NCMS in connection with the consummation of the Contemplated Transactions to the extent not covered by amounts borrowed by Network Sub under the Second Amended and Restated Start-Up Loan Agreement or paid by Centene pursuant to Section 10.2 of this Agreement.

“Network Credit” shall mean an amount equal to the product obtained when multiplying (a) the sum of (i) the total number of Investors existing as of the Closing Date plus (ii) the number of FQHC Investors as of the closing of the FQHC Offering, by (b) One Thousand Five Hundred Dollars ($1,500).

“Network Sub Loan Advance” means the amount equal to the Net Offering Proceeds minus the Applicable Amount.

“Network Sub Loan Agreement” shall mean the Loan and Security Agreement to be entered into by and between Network Sub and Centene on the Closing Date in accordance with the provisions of the Partnership Agreement.

“Nurse Practitioner” shall mean nurse practitioners who are licensed to practice in the State of North Carolina pursuant to Article 1, Chapter 90 of the North Carolina General Statutes.

“Order” shall mean any injunction, order, writ, stipulation, award, decision, ruling, subpoena, verdict or decree entered, issued or made by or with any Governmental Authority having competent jurisdiction.

“Organizational Documents” shall mean, with respect to any Person that is an entity, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Partnership Act” shall mean the Delaware Revised Uniform Partnership Act, Title 6 of the Delaware Code, Sections section 15-101, et seq. (as the same may be amended from time to time).

“Partnership Interest” means the entire ownership interest of a partner in HoldCo, including, without limitation, such partner’s right (based on the type and class of Partnership Units held by such partner), as applicable, (a) to vote on, consent to or otherwise participate in any decision of the partners as provided in the HoldCo Partnership Agreement; and (b) to any and all other benefits to which such partner may be entitled as provided in the HoldCo Partnership Agreement and/or the Partnership Act.

“Partnership Unit” means a unit representing a fractional part of the Partnership Interest of a partner in HoldCo.

“Person” shall mean any natural individual, sole proprietorship, partnership, joint venture, estate, trust, unincorporated organization, association, corporation, limited liability company, institution, bank, trust company or other entity, whether or not legal entities, or any Governmental Authority, agency or political subdivision.

“Physician Assistants” shall mean physician assistants who are licensed to practice in the State of North Carolina pursuant to Article 1, Chapter 90 of the North Carolina General Statutes.

“Preferred Contribution” shall have the meaning set forth in the Partnership Agreement.

“Qualifying Expenses” shall have the meaning set forth in the Second Amended and Restated Start-Up Loan Agreement.

“Reasonable Efforts” shall mean commercially reasonable efforts which are designed to enable a Party, directly or indirectly, to expeditiously satisfy a condition to, or otherwise assist in the consummation of, the Contemplated Transactions and which do not require the performing Party to expend any funds or assume liabilities other than such expenditures and liability assumptions which are expressly contemplated by the provisions of the Transaction Documents, or are otherwise reasonable in the context of the Contemplated Transactions.

“Representatives” shall mean, with respect to any Person, any and all directors, officers, members, managers, partners, employees, consultants, financial advisors, lenders, counsel, accountants and other agents of such Person.

“Restricted Period” shall mean the period commencing as of January 10, 2017 and continuing for so long as Network Sub is under contract with PlanCo to provide services to the NC Health Plan (whether under the Network Sub Services Agreement or otherwise).

“Restricted Services” shall mean non-Medicaid health insurance services or products offered in the State of North Carolina.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Commission promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Securities Exchange Act of 1934, as amended, all rules and regulations promulgated under the foregoing and the applicable securities (“blue sky”) laws of the states of the United States of America.

“Submission Deadline” shall mean the date set forth in the NC RFP by which all proposals in response to the NC RFP are required to be submitted to the NCDHB and/or NCDHHS; provided, however, in the event that the Submission Deadline shall later be accelerated, then for purposes of this Agreement, such accelerated date shall be the Submission Deadline and shall affect the determination of the Subscription Deadline.

“Subscription Deadline” shall mean the earlier of (a) the date that is twelve (12) months after the date upon which the Form 1-A pursuant to the Equity Offering is qualified by the Commission, and (b) the date which is ten (10) Business Days prior to the Submission Deadline.

“Tax Sharing Agreement” shall mean the agreement apportioning liability for income taxes among Centene and all members of Centene’s consolidated group for federal income tax purposes, which after the Closing Date will include HoldCo and PlanCo.

“Territory” shall mean the State of North Carolina.

“Transaction Documents” shall mean this Agreement, the PlanCo Articles of Incorporation, PlanCo By-Laws, JV Contribution Agreement, Initial Partnership Agreement, Partnership Agreement, PlanCo Subscription Agreement, Network Sub Loan Agreement, Organizational Documents of Network Sub, Provider Agreement, Second Amended and Restated Start-Up Loan Agreement, Network Sub Services Agreement, Investor Subscription Agreement, Centene Services Agreement, Management Services Agreement, the Tax Sharing Agreement, and each other document, instrument, schedule or exhibit required to be executed and delivered on or prior to the Closing in connection with any of the foregoing.

“Transaction Loan” shall mean any loans and/or Preferred Contributions from Centene and/or its Affiliates to the NCMS Parties or HoldCo as contemplated by the Second Amended and Restated Start-Up Loan Agreement, the Network Sub Loan Agreement and any other Transaction Document.

“Transfer” shall mean any transfer, gift, bequest, sale, assignment, pledge, hypothecation or other disposition of any Initial HoldCo Units, whether directly or indirectly (including by merger or sale of equity in any direct or indirect holding company, whose assets consist of Initial HoldCo Units), irrespective of whether any of the foregoing are effected voluntarily, involuntarily, by operation of Law, pursuant to judicial process or otherwise. When used as a verb, “Transfer” shall have the correlative meaning.

Section 1.2 Additional Definitions.  The following terms shall have the meanings provided for such terms in the Sections set forth below:

TERM	LOCATION

Additional Equity Offering	§5.2(a)
Additional Services Exhibit	§4.1(e)
Agreement	Introduction
Alternative Proposal	§7.7
Amended and Restated PlanCo Articles of Incorporation	§2.3(a)
Amended and Restated PlanCo By-Laws	§2.3(a)
Centene	Introduction
Centene New Offer	§4.5(b)
Centene Right of First Refusal	§4.5(a)
Centene Services Agreement	§4.3
Centene Sub	Introduction
Centene Sub Units	§3.3(b)
Class A Units	§3.1(a)
Class B Units	§3.1(b)

TERM	LOCATION
Closing	§8.1
Closing Date	§8.1
CMC	§4.4(b)
Contemplated Transactions	Recitals
Contribution Period	§3.3(b)
CPR	§10.4(b)
CPR Mediation Procedure	§10.4(b)
Disclosing Party	§7.4(a)
Dispute	§10.4(a)
Dollars	§1.3(c)
Effective Date	Introduction
Eligible Health Plans	§2.1(a)
Eligible Provider	§5.1(a)
Enrollee	Recitals
Equity Offering	§5.1(a)
Formation Date	§2.2(a)
Founder	Introduction
Founders	Introduction
FQHC	§4.2(a)
FQHC Investor	§5.1(b)
FQHC Offering	§5.1(b)
FQHC Subscription Agreement	§5.1(b)
GAAP	§1.3(c)
HoldCo	Recitals
HoldCo Management Committee	§2.4(a)
HoldCo Partners	§7.12
HoldCo Partnership Agreement	§2.3(b)
HoldCo Units	§3.1(b)
Initial Centene Contribution	§3.3(b)
Initial Centene Sub Units	§3.2(b)
Initial Contract Term	§5.2(b)
Initial HoldCo Contribution	§3.5(b)
Initial HoldCo Units	§3.2(b)
Initial JV Contribution	§3.3(b)
Initial Network Sub Units	§3.2(a)
Initial Notice	§10.4(a)
Initial PlanCo Articles of Incorporation	§2.2(a)
Initial PlanCo By-Laws	§2.2(a)
Initial PlanCo Organizational Documents	§2.2(a)
Initial PlanCo Share	§3.5(a)

TERM	LOCATION
Investor Subscription Agreement	§5.1(a)
Investor Threshold	§5.1(d)
Investors	§5.1(a)
January Start-Up Loan Agreement	§4.3
JV Companies	Recitals
JV Contribution Agreement	§3.3(a)
Management Services Agreement	§4.4(b)
Mediation Request	§10.4(b)
NC Health Plan	§2.1(b)
NC RFP	§2.1(a)
NCDHB	§2.1(a)
NCDHB Contract	§2.1(a)
NCDHHS	§2.1(a)
NCDOI	§4.1(a)
NCMS	Introduction
Network Sub	Introduction
Network Sub Monetary Contribution	§3.3(a)
Network Sub New Offer	§4.5(a)
Network Sub Organizational Documents	§2.6(b)
Network Sub Right of First Refusal	§4.5(b)
Network Sub Services Agreement	§4.4(a)
Network Sub Units	§3.3(a)
Offering Contribution	§5.2(c)
Offering Statement	§5.1(e)
Original Agreement	Recitals
Other Parties	§7.6(b)
Participating FQHC	§5.1(b)
Participating Provider	§4.2(a)
Parties	Introduction
Partnership Agreement	§2.3(b)
Party	Introduction
Plan Network	4.2(a)
PlanCo	Recitals
PlanCo Articles of Incorporation	§2.3(a)
PlanCo Board	§2.4
PlanCo By-Laws	§2.3(a)
PlanCo Common Stock	§3.5(a)
PlanCo Organizational Documents	§2.4
PlanCo Subscription Agreement	§3.5
Proposed Terms	§4.5(a)

TERM	LOCATION
Provider Agreement	§4.2(a)
Provider Agreement Modification	§4.2(b)
Provider Employer	§4.2(a)
Provider Meetings	§5.4(b)
Provider Participation Requirements	§4.2(a)
Provider Shares	§5.1(a)
Recipient	§7.4(a)
Remaining Centene Contribution	§3.3(b)
Restrictive Covenants	§7.6(a)
SEC Filing Deadline	§5.1(e)
Second Amended and Restated Start-Up Loan Agreement	§4.3
Secondary Centene Sub Units	§3.3(b)
Secondary Network Sub Units	§3.3(a)
Services Contribution	§3.3(a)
Specialty Services	§7.8
Subscribing FQHC	§5.1(b)
Total Centene Contribution	§3.3(b)
Total JV Contribution	§3.3(b)
Total Network Sub Contribution	§3.3(a)

Section 1.3 Construction.

(a)       All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)       When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(c)       Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Both the word “Dollars” and the symbol “$” mean United States Dollars. Unless expressly otherwise defined, as used in this Agreement and in any financial statement, certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined herein, and accounting terms only partly defined herein, to the extent not defined, shall have the respective meanings given to them under United States generally accepted accounting principles, as consistently applied to the applicable Person (“GAAP”).

(d)       The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)       The Parties have participated jointly in drafting and negotiating this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof.

Section 1.4 Supersedes the Original Agreement.

This Agreement fully amends, restates and supersedes the provisions of the Original Agreement.

ARTICLE II
FORMATION OF THE JV COMPANIES AND NETWORK SUB

Section 2.1 Background and Purpose.

(a)  Pursuant to the passage and adoption of the NC Medicaid Legislation, it is expected that the North Carolina Division of Health Benefits (“NCDHB”), a division of the North Carolina Department of Health and Human Services (“NCDHHS”), will be issuing a request for proposals (the “NC RFP”) pursuant to which commercial plans, as well as provider-led entities, will be invited to submit competitive bids to establish and operate a health care plan in the State of North Carolina that would, under the provisions of a capitated contract with the NCDHB (a “NCDHB Contract”), (i) provide and/or otherwise arrange for the delivery of Medicaid and NC Health Choice services throughout the State of North Carolina; and (ii) be required to meet certain specific accountability measures, Provider Participation Requirements and other regulatory requirements established by the NCDHB. For purposes of this Agreement, health care plans meeting the foregoing requirements shall be referred to herein as “Eligible Health Plans.”

(b)  By (i) entering into this Agreement and each other Transaction Document; (ii) providing for the formation and organization of the JV Companies; and (iii) consummating the Contemplated Transactions, the Parties wish to (A) provide for the formation, organization, ownership and operation of a health care plan by PlanCo in the State of North Carolina (the “NC Health Plan”) that provides such services and meets all other requirements necessary to qualify as an Eligible Health Plan; and (B) take all such actions as may be reasonably necessary for PlanCo and the NC Health Plan to submit a competitive bid for, be awarded and perform under, an NCDHB Contract.

Section 2.2 Formation of the JV Companies.

(a)  By August 31, 2017 (the “Formation Date”), the Parties shall cause PlanCo to be formed as a North Carolina corporation by (i) filing articles of incorporation with the Secretary of State of the State of North Carolina, the form of which shall be mutually agreed to by the Founders on or prior to the Formation Date (the “Initial PlanCo Articles of Incorporation”); and (ii) adopting, ratifying and approving the by-laws of PlanCo, the form of which shall be mutually agreed to by the Founders on or prior to the Formation Date (the “Initial PlanCo By-Laws” and together with the Initial PlanCo Articles of Incorporation, the “Initial PlanCo Organizational Documents”).

(b)  On or prior to the Formation Date, the Parties shall cause HoldCo to be formed as a Delaware general partnership by filing a certificate of partnership existence under Section 15-303 of the Partnership Act and entering into the Initial Partnership Agreement, the form of which shall be mutually agreed to by the Founders on or prior to the Formation Date (the “Initial Partnership Agreement”). Subject to and in accordance with the provisions set forth in this Agreement and each other Transaction Document, HoldCo, as the sole stockholder of PlanCo, shall operate as a holding company for the purpose of owning and participating in the development, funding and operation of PlanCo and the NC Health Plan.

Section 2.3 Amendment of the JV Organizational Documents.

(a)  Concurrently with the Closing, the Parties shall cause PlanCo to (i) file Form B-02 (Articles of Amendment Business Corporation) with the Secretary of State of the State of North Carolina, pursuant to which the Initial PlanCo Articles of Incorporation shall be amended and restated in substantially the form attached hereto as Exhibit A (the “Amended and Restated PlanCo Articles of Incorporation” and together with the Initial PlanCo Articles of Incorporation, the “PlanCo Articles of Incorporation”); and (ii) adopt, ratify and approve an amendment and restatement of the Initial PlanCo By-Laws in substantially the form attached hereto as Exhibit B (the “Amended and Restated PlanCo By-Laws” and together with the Initial PlanCo By-Laws, the “PlanCo By-Laws”).

(b)  Concurrently with the Closing, the Parties will amend and restate the Initial Partnership Agreement in its entirety through the execution of an Amended and Restated Partnership Agreement in substantially the form attached hereto as Exhibit C (the “Partnership Agreement” and together with the Initial Partnership Agreement, the “HoldCo Partnership Agreement”).

(c)  Among other things, the Partnership Agreement and the amended and restated Organizational Documents of PlanCo shall provide for the authorization and creation of (i) a Nominating Committee of the HoldCo Management Committee in accordance with and subject to the provisions of the Nominating Committee Charter attached hereto as Exhibit D, which shall be ratified and approved by the HoldCo Management Committee on the Closing Date; (ii) a Financial Matters Committee of the PlanCo Board in accordance with and subject to the provisions of the Financial Matters Committee Charter attached hereto as Exhibit E, which shall be ratified and approved by the PlanCo Board on the Closing Date; and (iii) a Medical Affairs Committee of the PlanCo Board in accordance with and subject to the provisions of the Medical Affairs Committee Charter attached hereto as Exhibit F, which shall be ratified and approved by the PlanCo Board on the Closing Date.

Section 2.4 Management of the JV Companies.  The Parties hereby acknowledge and agree that, (a) HoldCo shall be managed by the HoldCo Management Committee (the “HoldCo Management Committee”) and the officers of HoldCo as provided in this Agreement and the HoldCo Partnership Agreement; and (b) subject to the rights and obligations of HoldCo in its capacity as the sole stockholder of PlanCo, PlanCo shall be managed by the PlanCo Board of Directors (the “PlanCo Board”) and the officers of PlanCo as provided in this Agreement, the PlanCo Articles of Incorporation and the PlanCo By-Laws (collectively, the “PlanCo Organizational Documents”).

Section 2.5 No Liability to Third Parties.  The debts, obligations and Liabilities of each JV Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and Liabilities of such JV Company, and no Party shall be liable for any such debt, obligation or Liability of such JV Company solely by reason of being a Party to this Agreement or by holding any Equity Interests in such JV Company.

Section 2.6 Organization of Network Sub.  Network Sub was formed pursuant to the filing of articles of incorporation with the Secretary of State of Delaware on May 19, 2016. As of the date hereof, Network Sub is, and at all times prior to the closing of the FQHC Offering or the Equity Offering (whichever occurs first) will be, a wholly-owned subsidiary of NCMS. On or prior to the SEC Filing Deadline, Network Sub will (a) file an amended and restated certificate of incorporation, in form and substance reasonably acceptable to Centene, with the Secretary of State of the State of Delaware; and (b) adopt, ratify and approve amended and restated by-laws of Network Sub, in form and substance reasonably acceptable to Centene (collectively, the “Network Sub Organizational Documents”).

ARTICLE III
CAPITALIZATION AND FUNDING OF THE JV COMPANIES

Section 3.1 Capitalization of HoldCo.  As set forth in the HoldCo Partnership Agreement, the total number of Partnership Units that HoldCo will be authorized to issue is Six Thousand (6,000), which will consist of (a) Four Hundred (400) Class A Units (collectively, the “Class A Units”); (b) Three Thousand Six Hundred (3,600) Class B Units (collectively, the “Class B Units” and together with the Class A Units, the “HoldCo Units”); and (c) Two Thousand (2,000) undesignated Preferred Units.

Section 3.2 Initial Issuance of Equity in HoldCo.  In consideration of the services being performed by Centene Sub and Network Sub on behalf of HoldCo and PlanCo during the Interim Period, on the Formation Date, HoldCo shall issue to (a) Network Sub one (1) Class A Unit in Network Sub’s name (the “Initial Network Sub Units”); and (b) Centene Sub four (4) Class B Units in Centene Sub’s name (the “Initial Centene Sub Units” and together with the Initial Network Sub Units, the “Initial HoldCo Units”). By execution of this Agreement, each of Network Sub and Centene Sub acknowledge and agree that prior to the Closing, the ownership of their respective Initial HoldCo Units shall be subject to the terms and conditions set forth in the Initial Partnership Agreement and Section 7.12 of this Agreement.

Section 3.3 Initial Funding of HoldCo.

(a)  On the Formation Date, Network Sub will execute and deliver a contribution agreement in substantially the form attached hereto as Exhibit G (the “JV Contribution Agreement”), pursuant to which Network Sub will agree to, at the Closing, (i) make a contribution to the capital of HoldCo in the form of cash in an aggregate amount equal to the sum of the Network Sub Loan Advance and the Applicable Amount (the “Network Sub Monetary Contribution”); and (ii) deliver a duly executed counterpart to the Network Sub Services Agreement pursuant to which, among other things, Network Sub will agree to provide services to PlanCo in connection with the creation, recruitment, building, development, operation and management of the Plan Network (the “Services Contribution” and together with the Network Sub Monetary Contribution, the “Total Network Sub Contribution”). In exchange for the Total Network Sub Contribution, at the Closing, Network Sub shall receive One Hundred and Ninety-Nine (199) Class A Units from HoldCo (the “Secondary Network Sub Units” and together with the Initial Network Sub Units, the “Network Sub Units”).

(b)  On the Formation Date, Centene Sub will execute and deliver the JV Contribution Agreement pursuant to which Centene Sub will agree to make (in the manner set forth in this Section 3.3(b)) a contribution to the capital of HoldCo of an amount equal to the product of four (4) multiplied by the sum of (i) the Network Sub Monetary Contribution, plus (ii) an amount equal to the Network Credit (collectively, the “Total Centene Contribution” and together with the Total Network Sub Contribution, the “Total JV Contribution”). In exchange for the Total Centene Contribution, at the Closing, Centene Sub shall receive Seven Hundred and Ninety-Six (796) Class B Units from HoldCo (the “Secondary Centene Sub Units” and together with the Initial Centene Sub Units, the “Centene Sub Units”). Notwithstanding the foregoing, at the Closing, Centene Sub shall only be required to contribute cash to HoldCo in an amount equal to the Network Sub Monetary Contribution (the “Initial Centene Contribution” and together with the Total Network Sub Contribution, the “Initial JV Contribution”). The remaining portion of the Total Centene Contribution (the “Remaining Centene Contribution”) shall be made in one or more contributions over the course of the period commencing as of the Closing Date and continuing for fifteen (15) months thereafter (the “Contribution Period”). Subject to and in accordance with the provisions of the Partnership Agreement, during the Contribution Period, Centene Sub shall make the Remaining Centene Contribution at such times and in such amounts as shall be requested by the HoldCo Management Committee, which such request shall be made by the HoldCo Management Committee if requested or directed by the Financial Matters Committee of PlanCo based on the cash flow operational needs and requirements of PlanCo and the NC Health Plan. Upon the expiration of the Contribution Period, Centene Sub shall make a final contribution to HoldCo in an amount equal to the Remaining Centene Contribution less the total amount of all previous contributions made by Centene Sub under this Section 3.3(b) prior to the expiration of the Contribution Period, and HoldCo shall distribute such final contribution to PlanCo promptly upon receipt thereof. In no event shall the sum of the contributions made by Centene Sub during the Contribution Period plus the Initial Centene Contribution exceed an amount equal to the Total Centene Contribution.

Section 3.4 Partnership Agreement.  Each of Network Sub and Centene Sub hereby acknowledge and agree that, from and after the Closing, the ownership of their respective HoldCo Units shall be subject to the terms and conditions set forth in the Partnership Agreement. In accordance with the provisions of the JV Contribution Agreement, the execution and delivery of the Partnership Agreement shall be a condition precedent to the receipt by (a) Network Sub of its Secondary Network Sub Units; and (b) Centene Sub of its Secondary Centene Sub Units.

Section 3.5 Capitalization and Funding of PlanCo.

(a)  As set forth in the PlanCo Organizational Documents, the total number of shares of all classes of stock that PlanCo has authorized to issue is two thousand (2,000), which consists of (i) one thousand (1,000) shares of common stock, par value $0.01 (the “PlanCo Common Stock”); and (ii) one thousand (1,000) shares of undesignated Preferred Stock, par value $0.01. In recognition and satisfaction of the Parties’ desire for PlanCo to operate as a wholly-owned subsidiary of HoldCo, on the Formation Date, in exchange for consideration in the amount of One Hundred Dollars ($100), PlanCo shall issue and deliver to HoldCo, a stock certificate evidencing one (1) share of PlanCo Common Stock registered in HoldCo’s name (the “Initial PlanCo Share”). By execution of this Agreement, the Parties acknowledge and agree that prior to the Closing, HoldCo’s ownership of the Initial PlanCo Share shall be subject to the terms and conditions set forth in the Initial PlanCo Organizational Documents and Section 7.12 of this Agreement.

(b)  On the Formation Date, HoldCo will execute and deliver a subscription agreement in substantially the form attached hereto as Exhibit H (the “PlanCo Subscription Agreement”), pursuant to which HoldCo will agree to contribute and convey the Initial JV Contribution to PlanCo at the Closing in exchange for all remaining authorized and unissued shares of PlanCo Common Stock (the “Initial HoldCo Contribution”). In addition, after the Closing, as further consideration for the PlanCo Common Stock, HoldCo will, as and when received in accordance with the provisions of this Agreement and Centene Sub’s JV Contribution Agreement, make a contribution to PlanCo of the Remaining Centene Contribution, such that on or prior to the expiration of the Contribution Period, the total contribution of HoldCo to PlanCo shall be equal to the Total JV Contribution.

ARTICLE IV
FORMATION OF THE PLAN NETWORK; SERVICES OF THE PARTIES

Section 4.1 Interim Operations.  In recognition of the Parties’ mutual interest in providing for the formation, organization, ownership and operation of the NC Health Plan; and taking such actions as may reasonably necessary for PlanCo and the NC Health Plan to submit a competitive bid for, be awarded and perform under, an NCDHB Contract, during the Interim Period, subject to and in accordance with the provisions of the Transaction Documents, the Parties agree to use Reasonable Efforts to:

(a)  take or cause to be taken, any and all actions, and do, or cause to be done, any and all things necessary, proper or advisable to (i) register PlanCo as a licensed insurance company with the North Carolina Department of Insurance (“NCDOI”); (ii) obtain such licensure from the State of North Carolina (whether through the NCDOI or otherwise) as may be necessary to be awarded and perform under an NCDHB Contract; and (iii) to structure the management and operations of PlanCo so as to facilitate the qualification of the NC Health Plan as an Eligible Health Plan;

(b)  upon issuance of the NC RFP, take or cause to be taken, any and all actions, and do, or cause to be done, any and all things necessary, proper or advisable to submit a competitive bid for the receipt of an NCDHB Contract, which bid shall be submitted on or prior to the Submission Deadline and in compliance with the requirements set forth in the NC RFP;

(c)  effect all filings and obtain all permits, consents, clearances, approvals and authorizations of all Governmental Authorities and other Persons necessary to consummate the Contemplated Transactions, and provide such assistance and information as may reasonably be required in connection therewith; provided, however, that, whether during the Interim Period or otherwise, any and all analyses, appearances, meetings, discussions, presentations, memoranda, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority in connection with the Contemplated Transactions shall be disclosed to all other Parties in advance thereof, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of each other, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, filings, arguments, and proposals;

(d)  in accordance with Section 4.2 of this Agreement, recruit, build and develop a network of Health Care Providers for purposes of providing services on behalf of NC Health Plan; and

(e)  perform such additional services set forth on Exhibit I to this Agreement (the “Additional Services Exhibit”) in accordance with and subject to the terms and conditions set forth thereon.

Section 4.2 Formation of the Plan Network.

(a)  During the Interim Period, the Parties will use Reasonable Efforts in order to recruit, build and develop a network of Health Care Providers (the “Plan Network”) who will agree, pursuant to the provisions of a participating provider agreement with PlanCo and Network Sub, the form of which shall be mutually agreed to by the Founders on or prior to the SEC Filing Deadline (a “Provider Agreement”), to provide medical services to Medicaid and NC Health Choice patients for whom benefits are available and payable under the NC Health Plan. The intent of the Parties is to secure a Plan Network of the type sufficient to meet the requirements established by the NCDHB and the NCDHHS for Eligible Heath Plans with respect to the quantity, quality and geographic distribution of the Participating Providers (the “Provider Participation Requirements”). In connection with the obligations of the Parties under this Section 4.2(a), the Parties hereby acknowledge and agree that: (i) Network Sub shall have primary responsibility for recruiting and retaining Independent Practitioners; (ii) Network Sub and Centene shall have shared responsibility for recruiting and retaining hospitals and the Health Care Providers employed by such hospitals; (iii) Centene shall have primary responsibility for recruiting and retaining Ancillary Service Providers; and (iv) Centene and Network Sub shall have shared responsibility for recruiting and retaining federally qualified health centers (“FQHC”) and rural health clinics and the Health Care Providers employed by such FQHCs and rural health clinics. For purposes of this Agreement, any Health Care Provider who has agreed pursuant to the provisions of a Provider Agreement to which such Health Care Provider or such Health Care Provider’s employer (a “Provider Employer”) is a party to participate in the Plan Network and provide services to the NC Health Plan and its Enrollees shall be referred to herein as a “Participating Provider.”

(b)  While it is the intent of the Parties to have each Participating Provider and/or Provider Employer execute a Provider Agreement in substantially the form agreed to by the Parties in accordance with Section 4.2(a), it is anticipated that from time to time, certain Health Care Providers and/or Provider Employers may request that modifications be made to the Provider Agreement (a “Provider Agreement Modification”). If, in connection with the recruitment and retention of Health Care Providers and/or Provider Employers, a Party is asked to authorize or approve a Provider Agreement Modification, such Party must first submit the applicable Provider Agreement Modification to an Authorized Contracting Party who shall have the sole and exclusive authority to authorize and approve any such Provider Agreement Modification.

Section 4.3 Centene Services.

(a)   The Parties acknowledge and agree that the success of the JV Companies and Network Sub will rely upon significant and collaborative support and assistance from the Founders, particularly during the start-up phase, and the Founders agree to act in good faith and to cooperate reasonably in pursuit of the success of the JV Companies and Network Sub. Accordingly, Centene hereby acknowledges and agrees that, in addition to the services set forth in Section 4.1 and Section 4.2, commencing as of January 10, 2017 and continuing hereafter until such time as the Founders mutually agree that Network Sub is capable of individually performing its obligations in connection with the Network Sub Services Agreement, Centene and its Affiliates have and shall continue to use Reasonable Efforts to assist Network Sub with respect to the development and performance of certain operational, managerial, regulatory and compliance services in connection with the maintenance and operation of the Plan Network, including, without limitation, assisting with: the (a) recruitment of appropriate personnel; (b) development of all necessary operational capabilities; and (c) compliance with regulatory requirements. In addition to the foregoing, Centene and its Affiliates have and shall continue to provide assistance to Network Sub in connection with the development and performance of certain Plan Network services such as contract administration and performance evaluation as will be discussed and agreed by the Parties in good faith. In connection with its obligations under this Section 4.3, (i) prior to the date hereof, Centene has, subject to the provisions of that certain Amended and Restated Loan and Security Agreement, dated January 10, 2017, by and between Centene and Network Sub (the “January Start-Up Loan Agreement”), provided Network Sub with a loan for purposes of funding certain Qualifying Expenses; and (ii) concurrently with the execution of this Agreement, Centene and Network Sub will execute and deliver a Service and License Agreement in substantially the form attached hereto as Exhibit J (the “Centene Services Agreement”). In addition to the foregoing, Network Sub has requested and, in further satisfaction of its obligations under this Section 4.3, Centene has agreed, to amend and restate the January Start-Up Loan Agreement in its entirety in substantially the form attached hereto as Exhibit K (the “Second Amended and Restated Start-Up Loan Agreement”). Concurrently with the execution of this Agreement, each of Centene and Network Sub shall deliver a duly executed counterpart to the Second Amended and Restated Start-Up Loan Agreement.

Section 4.4 Post-Closing Service Obligations.

(a)  At the Closing, PlanCo and Network Sub will enter into a services agreement, in substantially the form attached hereto as Exhibit L (the “Network Sub Services Agreement”). As consideration for the services rendered to PlanCo under the Network Sub Services Agreement, Network Sub shall be entitled to the receipt of a service fee of an amount sufficient to cover the expenses incurred by Network Sub in performing its obligations under the Network Sub Services Agreement and to provide Network Sub with a reasonable operating margin; provided, however, the terms and conditions applicable to, and the specific amount of such management fee, shall be as expressly set forth in the Network Sub Services Agreement.

(b)  At the Closing, PlanCo and Centene Management Company, LLC, a Wisconsin limited liability company and an Affiliate of Centene (“CMC”), will enter into a management services agreement (the “Management Services Agreement”), in substantially the form attached hereto as Exhibit M, pursuant to which CMC will provide certain services to PlanCo as necessary to enable PlanCo to operate on a day-to-day basis in compliance with any contract awarded to PlanCo (i) by the State of North Carolina (including, without limitation, an NCDHB Contract) or the Centers for Medicare and Medicaid Services; or (ii) for commercial insurance. Under the provisions of the Management Services Agreement, PlanCo will delegate to CMC the authority to conduct the day-to-day operations of its business, including, without limitation, supervision over the PlanCo executive management team and the establishment of the compensation and benefit plans applicable thereto; provided, however, that notwithstanding the foregoing, the PlanCo executive management team shall remain accountable to and under the supervision of the PlanCo Board and its committees. As consideration for the services rendered to PlanCo under the Management Services Agreement, CMC shall be entitled to the receipt of a management fee of an amount sufficient to cover the expenses incurred by CMC in performing its obligations under the Management Services Agreement (including, without limitation, the wages and benefits payable to the employees of CMC providing services under the Management Services Agreement) and provide CMC with a reasonable operating margin. The terms and conditions applicable to, and the specific amount of such management fee, shall be as expressly set forth in the Management Services Agreement.

Section 4.5 Rights of First Refusal.

(a)  In the event that during the Restricted Period, Network Sub or any of its Affiliates receive a bona fide offer to provide its services or the services of the Plan Network in connection with the provision of Alternative Services by any entity or health care plan other than PlanCo (a “Network Sub New Offer”), Network Sub does hereby unconditionally and irrevocably grant to each of Centene and PlanCo the right, but not the obligation, to engage Network Sub and the Plan Network to provide such Alternative Services (the “Centene Right of First Refusal”). In the event that Network Sub or any of its Affiliates receive a Network Sub New Offer, Network Sub shall deliver written notice to Centene not later than ninety (90) days prior to the commencement of Alternative Services in connection therewith. Such notice shall contain the material terms and conditions (including price and form of consideration) of the proposed services, the identity of the proposed recipient of such services and the intended term of the proposed services (the “Proposed Terms”). For Centene to exercise the Centene Right of First Refusal, Centene must deliver written notice of such intent to exercise to Network Sub within thirty (30) days after delivery of the notice of the Network Sub New Offer. If Centene exercises the Centene Right of First Refusal in accordance with this Section 4.5(a), Centene shall consummate the engagement of Network Sub and/or the Plan Network on terms and conditions, which are materially the same as the Proposed Terms within ninety (90) days following the date on which the notice of exercise is delivered. If Centene does not exercise the Centene Right of First Refusal in accordance with this Section 4.5(a), Network Sub (or, as applicable, its Affiliate) may, subject to the Restrictive Covenants and any other applicable restrictions set forth in this Agreement or any other Transaction Document, proceed with the performance of Alternative Services in accordance with the Proposed Terms; provided, however, that in no event shall the performance of such Alternative Services conflict or interfere with the performance of the obligations of Network Sub and/or the Plan Network under the provisions of this Agreement or any other Transaction Documents.

(b)  In the event that during the Restricted Period, Centene Sub or any of its Affiliates receive a bona fide offer to provide its services in connection with the provision of Restricted Services (a “Centene New Offer”), Centene Sub does hereby unconditionally and irrevocably grant to Network Sub and PlanCo the right, but not the obligation, to the use the NC Health Plan and the Plan Network to provide such Restricted Services (the “Network Sub Right of First Refusal”). In the event that Centene Sub or any of its Affiliates receive a Centene New Offer, Centene shall deliver written notice to Network Sub and PlanCo not later than ninety (90) days prior to the commencement of Restricted Services in connection therewith. Such notice shall contain the Proposed Terms of such services. For Network Sub and/or PlanCo to exercise the Network Sub Right of First Refusal, Network Sub and/or PlanCo must deliver written notice of such intent to exercise to Centene within thirty (30) days after delivery of the notice of the Centene New Offer. If Network Sub and/or PlanCo exercises the Network Sub Right of First Refusal in accordance with this Section 4.5(b), Network Sub and/or PlanCo shall consummate the provision of services by the NC Health Plan and/or the Plan Network on terms and conditions, which are materially the same as the Proposed Terms within ninety (90) days following the date on which the notice of exercise is delivered. If Network Sub and/or PlanCo does not exercise the Network Sub Right of First Refusal in accordance with this Section 4.5(b), Centene Sub (or, as applicable, its Affiliate) may, subject to the Restrictive Covenants and any other applicable restrictions set forth in this Agreement or any other Transaction Document, proceed with the performance of Restricted Services in accordance with the Proposed Terms; provided, however, that in no event shall the performance of such Restricted Services conflict or interfere with the performance of the obligations of Centene Sub under the provisions of this Agreement or any other Transaction Documents.

ARTICLE V
EQUITY OFFERINGS

Section 5.1 Equity Offerings.

(a)  For purposes of encouraging a broad and more diverse group of Licensed Physicians, Nurse Practitioners and Physician Assistants (collectively, “Eligible Providers”) to participate in the Plan Network, commencing as of January 10, 2017 and continuing hereafter until the Subscription Deadline, the NCMS Parties have and shall continue to, in accordance with Regulation A of the Securities Act, initiate and carry out an offering of shares of a designated class of the capital stock of Network Sub (the “Provider Shares”) to Eligible Providers who agree to become Participating Providers in accordance with Section 4.2(a) of this Agreement (the “Equity Offering”). Under the terms of the Equity Offering, Eligible Providers that are Participating Providers, will, pursuant to the provisions of a subscription agreement in a form mutually agreed to by the Founders on or prior to the SEC Filing Deadline (the “Investor Subscription Agreement”), be entitled to purchase one (1) Provider Share for a price of Seven Hundred Fifty Dollars ($750.00) per Provider Share, the ownership and disposition of which shall be subject to the applicable provisions set forth in the Network Sub Organizational Documents. Eligible Providers that (i) become Participating Providers; (ii) execute an Investor Subscription Agreement; and (iii) pay for their respective Provider Shares, shall be referred to herein as “Investors”.

(b)  In addition to the foregoing, commencing as of January 10, 2017 and continuing hereafter until the Subscription Deadline, Network Sub has and shall continue to, in addition to the Equity Offering, initiate and carry out an offering of up to a total of Two Thousand (2,000) Provider Shares to Eligible FQHCs (the “FQHC Offering”) who have executed a Provider Agreement pursuant to which Health Care Providers that are employed by or through such Eligible FQHCs are required to provide services to the NC Health Plan and its Enrollees (each a “Participating FQHC”). Under the terms of the FQHC Offering, Participating FQHCs, will, pursuant to the provisions of a subscription agreement in a form mutually agreed to by the Founders on or prior to the SEC Filing Deadline (the “FQHC Subscription Agreement”), be entitled to purchase one or more Provider Shares for a price of Seven Hundred Fifty Dollars ($750.00) per Provider Share, the ownership and disposition of which shall be subject to the applicable provisions set forth in the Network Sub Organizational Documents. Each Participating FQHC that elects to purchase Provider Shares, executes an FQHC Subscription Agreement and pays for their respective Provider Shares, shall be referred to herein as a “Subscribing FQHC”. For purposes of this Agreement, each Subscribing FQHC will be deemed to have a number of “FQHC Investors” equal to the lesser of (i) the number of Provider Shares purchased by such Subscribing FQHC in the FQHC Offering; and (ii) the number of FTE Eligible Providers employed by such Subscribing FQHC who, as of the date on which such Subscribing FQHC executes its FQHC Subscription Agreement, will, pursuant to the terms of such Subscribing FQHC’s Provider Agreement, be providing medical services to the NC Health Plan and its Enrollees.

(c)  The NCMS Parties will provide the Centene Parties and their Representatives with (i) the right to review and comment upon the disclosure documents (which the NCMS Parties will consider in good faith) and offering materials to be used by Network Sub in connection with both the Equity Offering and the FQHC Offering; (ii) copies of all communications with the Commission regarding Form 1-A submitted with respect to the Equity Offering; and (iii) the right to reasonably approve all references to Centene and Centene Sub in the disclosure documents and offering materials prepared in connection with the Equity Offering and the FQHC Offering and the descriptions therein of the participation of Centene and Centene Sub in the Contemplated Transactions (such approval not to be unreasonably withheld, delayed or conditioned).

(d)  As of the Subscription Deadline, the sum of (i) the number of Investors who have executed Investor Subscription Agreements and have paid for their respective Provider Shares and (ii) the total number of FQHC Investors attributable to all Subscribing FQHCs, shall be no less than ten thousand (10,000) (the “Investor Threshold”). In order to facilitate the foregoing, the NCMS Parties hereby agree that the number of Provider Shares authorized to be issued under the Equity Offering will be amended from time to time to authorize such number of Provider Shares which should be sufficient to offer Provider Shares to the total number of potential Investors in the State of North Carolina. Notwithstanding anything contained herein or in any other Transaction Document to the contrary, NCMS will remain the owner of at least fifty percent (50%) of all the issued and outstanding shares of the capital stock of Network Sub at the conclusion of the Equity Offering, the FQHC Offering or any Additional Equity Offering.

(e)  In furtherance of the foregoing, the NCMS Parties shall use Reasonable Efforts to effectuate the offering and sale of Provider Shares to potential Investors through the Equity Offering and to Eligible FQHCs through the FQHC Offering in compliance with all applicable Laws and the applicable requirements of the Securities Act, and pursuant thereto the NCMS Parties shall:

(i)  (A) no later than August 31, 2017 (the “SEC Filing Deadline”), prepare and file, with respect to the Equity Offering, an offering statement on Form 1-A (the “Offering Statement”) with the Commission and (B) thereafter, use Reasonable Efforts to cause the Offering Statement and the Equity Offering to be acceptable to the Commission;

(ii)  as soon as reasonably practicable and as applicable after submitting the Offering Statement to the Commission, prepare and file with the Commission such amendments and supplements to the Offering Statement and provide such additional information as may be necessary to cause the Offering Statement to be acceptable to the Commission and to comply with the applicable requirements of the Securities Act and any other applicable Securities Laws;

(iii)  at least three (3) Business Days prior to making any filing or submission to the Commission pursuant to clauses (i) and (ii) of this Section 5.1(c), furnish to Centene copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval Centene (such approval not to be unreasonably withheld, delayed or conditioned);

(iv)  comply in all material respects with all Laws (including, without limitation, all rules and regulations of the Commission and all Securities Laws) applicable to the Equity Offering and the FQHC Offering; and

(v)  otherwise use Reasonable Efforts to take all other steps necessary to cause the Offering Statement to be acceptable to the Commission and to effectuate the Equity Offering and the FQHC Offering contemplated by this Agreement.

Section 5.2 Additional Equity Offerings.

(a)  It is anticipated that from and after the Closing, Network Sub will complete one or more subsequent offerings of Provider Shares to Licensed Physicians, Nurse Practitioners and Physician Assistants who are Participating Providers and have not previously purchased a Provider Share (each such offering, an “Additional Equity Offering”). In the event that Network Sub wishes to commence an Additional Equity Offering, it shall first provide written notice to Centene and, thereafter, each such Additional Equity Offering shall be completed in accordance with and subject to the requirements set forth in Section 5.1(c) (other than Section 5.1(c)(i)(A)) of this Agreement and such other additional requirements as the Founders may agree to in writing.

(b)  The NCMS Parties hereby acknowledge and agree that for so long as any Centene Debt remains outstanding, any and all Additional Net Offering Proceeds shall be applied (i) first, towards any Make-Up Payment pursuant to Section 6.6 of the Partnership Agreement; (ii) second, towards the repayment of any accrued and unpaid interest on the Centene Debt; and (iii) third, towards the repayment of the outstanding principal amount of the Centene Debt. In addition to the foregoing, with respect to any Additional Equity Offering closed on or prior to the expiration of the initial term of the NCDHB Contract (the “Initial Contract Term”), the amount of any then outstanding Centene Debt shall be reduced by the amount of Additional Network Credit to which Network Sub is entitled to receive (if any) in connection with the closing of such Additional Equity Offering.

(c)   If, as of the closing of an Additional Equity Offering, there is no outstanding Centene Debt, or the Additional Net Offering Proceeds received in connection with such Additional Equity Offering exceed the amount of the then outstanding Centene Debt, then Network Sub shall be entitled to retain all such Additional Net Offering Proceeds (or, as applicable, the amount thereof that exceeds the outstanding Centene Debt). Notwithstanding the foregoing, if, following the closing of an Additional Equity Offering prior to the expiration of the Initial Contract Term, Network Sub is, in accordance with the terms of this Section 5.2(c), entitled to retain all or any portion of the Additional Net Offering Proceeds, Network Sub may, upon written notice to the Centene Parties and HoldCo, elect instead to contribute such proceeds to HoldCo (an “Offering Contribution”). In the event that Network Sub elects to make an Offering Contribution, then Centene Sub shall, no later than thirty (30) days thereafter, make an additional capital contribution to HoldCo of an amount equal to the product of four (4) multiplied by the sum of (i) the amount of the Offering Contribution, plus (ii) an amount equal to the Additional Network Credit to which Network Sub is entitled to receive (if any) in connection with the closing of the applicable Additional Equity Offering.

Section 5.3 Future Participation.  The Parties hereby acknowledge and agree that in connection with the Equity Offering and any Additional Equity Offering, Provider Shares may only be offered to and subscribed for by Licensed Physicians, Nurse Practitioners and Physician Assistants; provided, however, that at such time and upon such conditions as are reasonably agreed to by the Founders, the opportunity to purchase Provider Shares and participate in the management and operation of Network Sub may be extended to other Health Care Providers and FQHCs.

Section 5.4 Incentives for Investors.

(a)  Commencing as of January 10, 2017, the Parties have and shall hereafter continue to cooperate with each other in good faith to develop and implement programs aimed at incentivizing and benefiting Investors in connection with their participation in the Plan Network. It is expected that the incentives provided for under these programs will include, but shall not be limited to, providing Investors with (i) access to the clinical management committee structure of Network Sub and PlanCo (which will be a service provided by Network Sub under the Network Sub Services Agreement); (ii) professional development and training resources; and (iii) such other incentives and benefits as may be necessary to encourage widespread participation in the Plan Network by Licensed Physicians, Nurse Practitioners and Physician Assistants across the State of North Carolina. In addition, commencing as of January 10, 2017, the Parties have and shall hereafter continue to use Reasonable Efforts to negotiate and obtain agreements on favorable terms with electronic medical records vendors in order to facilitate access by Investors to health information exchange connection resources in connection with their participation in the Plan Network.

(b)  In order to ensure that each Investor is fully engaged with respect to the operation and management of PlanCo, the NC Health Plan and the Plan Network, the Investors shall be invited to attend meetings (the “Provider Meetings”) organized and conducted by the Parties during which the Investors will receive information with respect to the performance and activities of PlanCo, the NC Health Plan and the Plan Network. The Provider Meetings shall be held no less frequently than once per year and may be combined with the membership meetings of NCMS. To the extent reasonably feasible, the Parties will provide Investors with the ability to attend the Provider Meetings remotely via electronic means.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of the Centene Parties.  As of January 10, 2017, as of the date hereof and as of the Closing Date, each Centene Party hereby represents and warrants to the NCMS Parties as follows:

(a)  Organization and Qualification. Such Centene Party is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as proposed to be conducted in this Agreement and in each other Transaction Document to which it is a party. Such Centene Party is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have a material adverse effect on its ability to consummate the Contemplated Transactions.

(b)  Power and Authority. Such Centene Party has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by such Centene Party of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions, have been duly authorized by all requisite action on the part of such Centene Party. This Agreement has been duly executed and delivered by such Centene Party and, assuming the due authorization, execution and delivery by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of such Centene Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(c)  Noncontravention. The execution, delivery and performance by such Centene Party of this Agreement and each other Transaction Document to which it is a party, and the consummation of the Contemplated Transactions, do not and will not (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Centene Party; or (ii) conflict with or result in a violation or breach of any provision of any Law or Order applicable to such Centene Party, except, in each case, where the existence of any such conflict, violation, breach and/or default would not reasonably be expected to have a material adverse effect on the ability of such Centene Party to consummate the Contemplated Transactions.

(d)  Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of such Centene Party, threatened against such Centene Party, which, if determined adversely to such Centene Party, would reasonably be expected to have a material adverse effect on the ability of such Centene Party to consummate the Contemplated Transactions. In addition to the foregoing, there are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting such Centene Party, the enforcement of which would reasonably be expected to have a material adverse effect on the ability of such Centene Party to consummate the Contemplated Transactions.

(e)  No Other Representations and Warranties. Except as expressly set forth in this Section 6.1, neither Centene Party nor any of its Affiliates or Representatives has made or shall be deemed to have made any express or implied warranty of any kind whatsoever, and such Centene Party hereby disclaims all liability and responsibility for any other representation, warranty or statement made or information communicated (orally or in writing) to the NCMS Parties.

(f)  Non-Reliance. Each Centene Party hereby acknowledges and agrees that it is not now and has not previously relied upon, and it is hereby fully disclaiming any reliance upon, any representations and/or warranties whatsoever with respect to the NCMS Parties and/or the subject matter of this Agreement, whether express or implied, except for and excluding the representations of the NCMS Parties expressly set forth in this Agreement.

Section 6.2 Representations and Warranties of the NCMS Parties.  As of January 10, 2017, as of the date hereof and as of the Closing Date, each NCMS Party hereby represents and warrants to the Centene Parties as follows:

(a)  Organization and Qualification. Such NCMS Party is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as proposed to be conducted in this Agreement and in each other Transaction Document to which it is a party. Such NCMS Party is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have a material adverse effect on its ability to consummate the Contemplated Transactions.

(b)  Power and Authority. Such NCMS Party has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by such NCMS Party of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions, have been duly authorized by all requisite action on the part of such NCMS Party. This Agreement has been duly executed and delivered by such NCMS Party and, assuming the due authorization, execution and delivery by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of such NCMS Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(c)  Noncontravention. The execution, delivery and performance by such NCMS Party of this Agreement and each other Transaction Document to which it is a party, and the consummation of the Contemplated Transactions, do not and will not (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such NCMS Party; or (ii) conflict with or result in a violation or breach of any provision of any Law or Order applicable to such NCMS Party, except, in each case, where the existence of any such conflict, violation, breach and/or default would not reasonably be expected to have a material adverse effect on the ability of such NCMS Party to consummate the Contemplated Transactions.

(d)  Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of such NCMS Party, threatened against such NCMS Party, which, if determined adversely to such NCMS Party, would reasonably be expected to have a material adverse effect on the ability of such NCMS Party to consummate the Contemplated Transactions. In addition to the foregoing, there are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting such NCMS Party, the enforcement of which would reasonably be expected to have a material adverse effect on the ability of such NCMS Party to consummate the Contemplated Transactions.

(e)  No Other Representations and Warranties. Except as expressly set forth in this Section 6.2, neither NCMS Party nor any of its Affiliates or Representatives has made or shall be deemed to have made any express or implied warranty of any kind whatsoever, and such NCMS Party hereby disclaims all liability and responsibility for any other representation, warranty or statement made or information communicated (orally or in writing) to the Centene Parties.

(f)  Non-Reliance. Each NCMS Party hereby acknowledges and agrees that it is not now and has not previously relied upon, and it is hereby fully disclaiming any reliance upon, any representations and/or warranties whatsoever with respect to the Centene Parties and/or the subject matter of this Agreement, whether express or implied, except for and excluding the representations of the Centene Parties expressly set forth in this Agreement.

ARTICLE VII
COVENANTS OF THE PARTIES

Section 7.1 Further Assurances.  Subject to the terms and conditions of this Agreement and each other Transaction Document, each of the Parties shall, and, as applicable, shall cause each of their respective Affiliates and Representatives to, use their Reasonable Efforts to take, agree to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable under applicable Law or otherwise, so as to, as promptly as practicable, consummate the Contemplated Transactions, including without limitation, (a) the formation, operation and management of the JV Companies, Network Sub, the NC Health Plan and the Plan Network; (b) the qualification and licensing of PlanCo as an insurance company with the NCDOI; (c) the Equity Offering; and (d) the submission of a proposal, on or prior to the Submission Deadline in accordance with the provisions of the NC RFP, for the award of an NCDHB Contract.

Section 7.2 Conduct of the JV Companies.  During the Interim Period, the Parties (a) shall not conduct any business with or through any JV Company, and the JV Companies shall not conduct any business, take any action or incur any Liability, except as expressly provided in this Agreement, any other Transaction Document or as otherwise expressly agreed to in writing by the Founders; and (b) shall take such actions as may be necessary to cause the JV Companies to satisfy their respective obligations under this Agreement in connection with the Contemplated Transactions.

Section 7.3 No Equity.  Notwithstanding anything contained herein or in any other Transaction Document to the contrary, neither Network Sub nor any JV Company shall issue, and each Party shall take and cause each of their respective Affiliates to take any and all actions reasonably necessary to prevent the issuance of, any Equity Interests of Network Sub or the JV Companies to any Person who has received compensation from any Party as consideration for assisting, advising and/or consulting with such Party in connection with the consummation of the Contemplated Transactions.

Section 7.4 Confidentiality.

(a)  In connection with the consummation of the Contemplated Transactions, either the Centene Parties and/or the NCMS Parties (the “Disclosing Party”) may disclose Confidential Information and the Centene Parties and/or the NCMS Parties (as the case may be) as the recipient of such Confidential Information (the “Recipient”) hereby acknowledge and agree that the Disclosing Party (i) has a proprietary interest in maintaining the confidentiality of its Confidential Information; (ii) derives independent economic value from such Confidential Information not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (iii) has undertaken efforts that are reasonable under the circumstances to maintain the secrecy of such Confidential Information. Accordingly, commencing as of January 10, 2017, the Recipient has and shall hereafter continue to use the Confidential Information of the Disclosing Party solely in connection with the consummation of the Contemplated Transactions and, except as otherwise set forth in this Section 7.4, shall not disclose such Confidential Information other than to its Affiliates and Representatives who (i) need access to such Confidential Information for the purpose of assisting the Recipient in connection with the consummation of the Contemplated Transactions; and (ii) are informed of its confidential nature; provided, however, that the Recipient shall (A) require each such Affiliate and/or Representative to be bound by the provisions of this Section 7.4 to the same extent as if they were parties hereto; and (B) be responsible for any breach of this Section 7.4 by any of its Affiliates and/or Representatives.

(b)  If the Recipient or any of its Affiliates or Representatives are required, in the written opinion of the Recipient’s counsel, to disclose any of the Disclosing Party’s Confidential Information by Law, regulation or legal or regulatory process, the Recipient (on behalf of itself and its Affiliates and Representatives) shall (i) take all reasonable steps to preserve the privileged nature and confidentiality of such Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or to the public; (ii) give the Disclosing Party prompt prior written notice of such request or requirement so that the Disclosing Party may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) cooperate with the Disclosing Party, at the Disclosing Party’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, the Recipient (or such other persons to whom such request is directed) will furnish only that portion of the Disclosing Party’s Confidential Information which, on the advice of the Recipient’s counsel, is legally required to be disclosed and, upon the Disclosing Party’s request, use its best efforts to obtain assurances that confidential treatment will be accorded to such information at the Disclosing Party’s sole cost and expense.

Section 7.5 Non-Competition.  Each Founder hereby acknowledges, covenants and agrees that, during the Restricted Period, such Founder will not, will not attempt to, and will cause such Founder’s Affiliates not to and not to attempt to, other than on behalf of HoldCo and PlanCo, directly or indirectly, within the Territory, own, manage, finance, invest in, control, engage in, operate or conduct, lend such Founder’s name to, lend credit or cash to, render services or advice to, devote material endeavor or effort to, or knowingly assist any Person to conduct, a Competitive Business, or have any interest in, whether as a principal, owner, agent, stockholder, joint venturer, partner, member, security holder, creditor, consultant or in any other capacity, any Competitive Business within the Territory. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit (a) the operation by NCMS of its existing Multiple Employer Welfare Arrangement (as defined in Section 3(40) of ERISA) or any replacement thereof or successor thereto; (b) any Founder’s (or its Affiliates) ownership of publicly-traded securities constituting not more than five-percent (5%) of the outstanding Equity Interests and/or securities of a Competitive Business, so long as neither such Founder nor any of its Affiliates actively participates in the business, operations or management of such Competitive Business; or (c) the consulting services, advocacy activities and other operations of NCMS as currently conducted.

Section 7.6 Reformation and Remedies.

(a)  To the extent that a court of competent jurisdiction determines that any part of the restrictive covenants set forth in Section 7.4 and/or Section 7.5 (collectively, the “Restrictive Covenants”) of this Agreement is not enforceable, the Parties agree that such court may reformat the applicable restrictive covenant (i) by reducing the scope, duration, or area of such restrictive covenant; (ii) to delete specific words or phrases; or (iii) to replace any invalid or unenforceable term or provision within such restrictive covenant with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(b)  The Parties hereby acknowledge and agree that in the event of a breach or any threatened breach of the Restrictive Covenants or Section 4.5 by a Party, each other Party (collectively, the “Other Parties”) would suffer significant and irreparable harm for which monetary damages would not serve as a sufficient remedy and that in addition to any and all other remedies the Other Parties may be entitled to, the Other Parties shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach without any requirement to post a bond or other security.

Section 7.7 Exclusivity: Alternative Proposals.  Each of the Parties hereby acknowledges and agrees that during the Interim Period, none of the Parties or any of their respective Representatives or Affiliates, shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any Person (other than the Parties and their respective Affiliates and Representatives) with respect to the subject matter of this Agreement, including, without limitation, the formation and operation of a health care plan and/or network of Health Care Providers in the State of North Carolina (an “Alternative Proposal”) or provide any non-public information to any third party in connection with an Alternative Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Contemplated Transactions. Each Party agrees to immediately notify all other Parties if such Party or any of their respective Affiliates or Representatives receives any indications of interest, requests for information or offers in respect of an Alternative Proposal, and will communicate to all other Parties, in reasonable detail, the terms of any such indication, request or offer, and will provide all other Parties with copies of all written communications relating to any such indication, request or offer. Immediately upon execution of this Agreement, each Party shall, and shall cause its respective Affiliates and Representatives to, terminate any and all existing discussions or negotiations with any Person other than the Parties and each of their respective Affiliates and Representatives, regarding an Alternative Proposal. Each Party hereby represents and warrants that neither such Party nor any of its Affiliates or Representatives are a party to or bound by any agreement with respect to an Alternative Proposal other than under this Agreement.

Section 7.8 Exclusivity: Specialty Services.  For so long as Network Sub is under contract with PlanCo to provide services to the NC Health Plan (whether under the Network Sub Services Agreement or otherwise), Centene and its Affiliates will, except as set forth in this Section 7.8, be the exclusive provider to PlanCo of specialty services such as pharmacy benefits management, health and wellness, vision, behavioral health, dental benefits management and all other specialty services to be provided under the NC Health Plan (collectively, the “Specialty Services”). Centene shall provide the Specialty Services to PlanCo pursuant to the terms of contracts entered into by and between PlanCo and Centene and its Affiliates; provided, that (a) all such contracts and the Specialty Services to be provided thereunder shall be market competitive in terms of price, quality and level of service; and (b) such contracts shall be in form and substance reasonably acceptable to each of PlanCo and Centene and shall be subject to the ratification and approval of the PlanCo Board. Notwithstanding the foregoing, the Parties shall negotiate and cooperate in good faith to provide for reasonable exceptions to the exclusivity requirement provided for in this Section 7.8, which exceptions shall be applicable to Participating Providers that have alternative arrangements for the provision of certain Specialty Services. Such exceptions shall only be available where such alternative arrangements (i) provide for incentives aimed at controlling cost and improving the quality of care providers; or (ii) are the product of pre-existing relationships and/or industry-wide innovation and/or evolution in the provision of the applicable Specialty Services.

Section 7.9 Limitations on Network Sub Operations.  Network Sub hereby acknowledges and agrees that (a) for so long as Network Sub is under contract with PlanCo to provide services to the NC Health Plan (whether under the Network Sub Services Agreement or otherwise), Network Sub shall not be permitted to operate as a licensed insurance company in the State of North Carolina; and (b) commencing as of January 10, 2017 and continuing hereafter until the Centene Repayment Date, Network Sub has not and shall not provide the services of the Plan Network to any Person other than Centene or PlanCo.

Section 7.10 Relationship of the Parties.  The relationship of the NCMS Parties on one hand, and the Centene Parties on the other, is strictly one of independent contractors and nothing in this Agreement shall be deemed to create a partnership, agency or any other similar relationship between them. Except as expressly set forth in this Agreement or any other Transaction Document, neither the NCMS Parties on one hand, nor the Centene Parties on the other, shall have any responsibility for the hiring, termination or compensation of the other Party’s employees and no employee, representative or agent of a Party shall have any authority to bind or obligate the other in any manner whatsoever, or to create or impose any contractual or other Liability on the other Party without said other Party’s approval.

Section 7.11 Public Announcements.  Unless otherwise required by applicable Law, no Party shall issue any press release or make any public statements regarding this Agreement or the Contemplated Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such press release or public statement. In the event that any Party shall be required by applicable Law to make any such public announcement, then such Party shall not make any such public statement without prior discussion with the other Parties (to the extent reasonably practicable and to the extent permitted by applicable Law).

Section 7.12 Initial Partnership Agreement.  Each of Network Sub and Centene Sub, in their capacity as the holders of the Initial HoldCo Units (the “HoldCo Partners”), hereby acknowledge and agree that during the Interim Period, the HoldCo Partners shall: (a) comply and shall cause HoldCo and PlanCo to comply with the requirements set forth in Section 7.2 of this Agreement, as well as the provisions of the Initial Partnership Agreement and the Initial PlanCo Organizational Documents, as applicable; (b) not, directly or indirectly, Transfer any of their respective Initial HoldCo Units; and (c) not cause or otherwise permit HoldCo to, directly or indirectly, Transfer its Initial PlanCo Share.

ARTICLE VIII
CLOSING; CONDITIONS

Section 8.1 Closing.  The closing (“Closing”) of the transactions contemplated by this Agreement shall take place at 10:00 a.m., local time, no later than three (3) Business Days after the last of the Closing Conditions have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Greensfelder, Hemker & Gale, P.C., 10 S. Broadway, St. Louis, Missouri, unless another date, time or place is agreed to in writing by the Parties. By mutual agreement of the Parties, the Closing may take place by conference call and electronic (i.e. email/PDF) or facsimile delivery with exchange of original signatures by mail. The actual date of the Closing is herein referred to as the “Closing Date.”

Section 8.2 Transactions Effected at Closing.  Upon the terms and conditions set forth in this Agreement and the other Transaction Documents, the Parties agree that at the Closing, among other things:

(a)  Centene Sub will, in accordance with the JV Contribution Agreement and Section 3.3(b) of this Agreement, make the Initial Centene Contribution to HoldCo in exchange for the Secondary Centene Sub Units;

(b)  Network Sub will, in accordance with the JV Contribution Agreement and Section 3.3(a) of this Agreement, make the Total Network Sub Contribution to HoldCo in exchange for the Secondary Network Sub Units;

(c)  HoldCo will, in accordance with the PlanCo Subscription Agreement and Section 3.5 of this Agreement, make the Initial HoldCo Contribution to PlanCo in exchange for the PlanCo Common Stock;

(d)  the Parties will cause PlanCo to deliver duly executed certificates to HoldCo representing the PlanCo Common Stock; and

(e)  the Parties will execute and deliver and, as applicable, shall cause their respective Affiliates and the JV Companies to execute and deliver, the Partnership Agreement, the Network Sub Services Agreement, the Management Services Agreement, the Tax Sharing Agreement, any of the Specialty Services agreements contemplated under Section 7.8 and any other Transaction Documents contemplated to be executed and delivered at or prior to the Closing (to the extent not already executed and delivered prior to the Closing Date).

Section 8.3 Conditions to the Obligations of the Parties.  The respective obligations of the Parties to consummate the Contemplated Transactions and effect the Closing are subject to the satisfaction, at or prior to the Closing (or as of such other date as expressly set forth below), of each of the following conditions, unless waived by each Party in writing prior to the Closing (or such other date on which the applicable condition must be satisfied):

(a)  no Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated a Law that is in effect and has the permanent effect of making the Contemplated Transactions illegal or which has the permanent effect of prohibiting or otherwise preventing the consummation of the Contemplated Transactions; or (ii) repealed the NC Medicaid Legislation;

(b)  no Governmental Authority of competent jurisdiction shall have issued or granted an Order enjoining or otherwise prohibiting the consummation of the Contemplated Transaction;

(c)  there shall not be pending or threatened any lawsuit, litigation, action, or other legal proceeding seeking to prohibit, prevent, limit, or otherwise restrain or to obtain damages with respect to the consummation of the Contemplated Transactions; provided, however, that this condition may not be invoked by a Party if any such lawsuit, litigation, action, or other legal proceeding was initiated by such Party, its Affiliates or any of their respective Representatives;

(d)  all material actions by or in respect of, or filings with, any Governmental Authority that are required to permit the consummation of the Contemplated Transactions shall have been taken or made;

(e)  PlanCo shall be duly registered as a licensed insurance company with the NCDOI;

(f)  on or prior to the SEC Filing Deadline, the Founders shall have agreed to the form of Investor Subscription Agreement, FQHC Subscription Agreement and Provider Agreement;

(g)  on or prior to the SEC Filing Deadline, the Founders shall have approved the form of the Tax Sharing Agreement; and

(h)  the Parties, by and on behalf of PlanCo, shall have, prior to the Submission Deadline, submitted a formal response to the NC RFP and, in response thereto, been awarded and accepted an NCDHB Contract.

Section 8.4 Conditions to the Obligations of the Centene Parties.  The obligations of the Centene Parties to consummate the Contemplated Transactions and effect the Closing are subject to the satisfaction, at or prior to the Closing (or as of such other date as expressly set forth below), of each of the following additional conditions, unless waived by Centene in writing prior to the Closing (or such other date on which the applicable condition must be satisfied):

(a)  the NCMS Parties shall have performed and complied, in all material respects, with the respective covenants and agreements required to be performed, satisfied or complied with by them hereunder on or prior to the Closing Date;

(b)  Network Sub shall have, as of the SEC Filing Deadline, prepared and filed the Offering Statement with the Commission;

(c)  Network Sub shall have, as of the Subscription Deadline, a total number of Investors and FQHC Investors sufficient to meet the Investor Threshold;

(d)  on or prior to the date which is ten (10) Business Days prior to the Submission Deadline, the Plan Network shall have satisfied the Provider Participation Requirements;

(e)  each of the representations and warranties of the NCMS Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such date); and

(f)  the NCMS Parties, and as applicable, the JV Companies, shall have executed and delivered, on or before the Closing Date, each of the Transaction Documents that are required to be executed by such parties.

Section 8.5 Conditions to the Obligations of the NCMS Parties.  The obligations of the NCMS Parties to consummate the Contemplated Transactions and effect the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions, unless waived by NCMS and Network Sub in writing prior to the Closing:

(a)  the Centene Parties shall have performed and complied, in all material respects, with the respective covenants and agreements required to be performed, satisfied or complied with by them hereunder on or prior to the Closing Date;

(b)  each of the representations and warranties of the Centene Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such date); and

(c)  the Centene Parties, and as applicable, the JV Companies, shall have executed and delivered, on or before the Closing Date, each of the Transaction Documents that are required to be executed by such parties.

ARTICLE IX
TERMINATION

Section 9.1 Term and Termination.  This Agreement shall continue from the Effective Date until terminated in accordance with this Section 9.1. This Agreement may be terminated immediately by the Parties at any time prior to the Closing as follows:

(a)  upon the mutual written agreement of the Founders;

(b)  by any Founder, upon written notice to the other Founder in the event that:

(i)  a Governmental Authority of competent jurisdiction shall have (A) enacted, issued or promulgated a Law that is in effect and has the permanent effect of making the Contemplated Transactions illegal or which has the permanent effect of prohibiting or otherwise preventing the consummation of the Contemplated Transactions; or (B) repealed the NC Medicaid Legislation;

(ii)  a Governmental Authority of competent jurisdiction shall have issued or granted an Order permanently enjoining or otherwise prohibiting the consummation of the Contemplated Transaction and such Order shall have become final and nonappealable; provided, however, that the right to terminate in accordance with this Section 9.1(b)(ii) shall not be available to NCMS or Centene if the failure of the NCMS Parties or the Centene Parties, as applicable, to comply with their respective obligations under this Agreement was the primary cause of the issuance of such Order;

(iii)  the Closing has not occurred by March 31, 2019; provided, however, that the right to terminate in accordance with this Section 9.1(b)(iii) shall not be available to NCMS or Centene if such failure shall be due to the failure of the NCMS Parties or the Centene Parties, as applicable, to perform or comply with any of the covenants, agreements or conditions required to be performed or complied with by them under this Agreement at or prior to the Closing; or

(iv)  PlanCo definitively fails to receive an NCDHB Contract in connection with and pursuant to its submission in response to the NC RFP.

(c)  by Centene upon written notice to NCMS if:

(i)  as of the SEC Filing Deadline, Network Sub has not prepared and filed the Offering Statement with the Commission;

(ii)  as of the Subscription Deadline, Network Sub does not have a total number of Investors and FQHC Investors sufficient to meet the Investor Threshold;

(iii)  as of the Submission Deadline, the Plan Network fails to meet the Provider Participation Requirements; or

(iv)  the Centene Parties are not then in material breach of any provision of this Agreement or any other Transaction Document and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the NCMS Parties in this Agreement or any other Transaction Document such that any one or more of the conditions specified in the Closing Conditions would not be satisfied in accordance with their provisions, and such breach, inaccuracy or failure has not been cured by the NCMS Parties within ten (10) Business Days of NCMS receiving written notice of such breach from Centene;

(d)  by NCMS upon written notice to Centene if:

(i)  there has been a Centene Change in Control prior to the Closing Date and, within two (2) Business Days of the closing of such Centene Change in Control, the acquiring entity or the surviving entity, as applicable, has not (A) publicly affirmed its intent to consummate the Contemplated Transactions in accordance with the provisions of this Agreement and (B) signed a joinder or other similar contractual obligation pursuant to which such acquiring entity or surviving entity agrees to be bound by this Agreement and to consummate the Contemplated Transactions in accordance with the provisions of this Agreement;

(ii)  the NCMS Parties are not then in material breach of any provision of this Agreement or any other Transaction Document and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Centene Parties in this Agreement or any other Transaction Document such that any one or more of the conditions specified in the Closing Conditions would not be satisfied in accordance with their terms, and such breach, inaccuracy or failure has not been cured by the Centene Parties within ten (10) Business Days of Centene receiving written notice of such breach from NCMS.

Section 9.2 Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement will terminate and be of no further force or effect and the Contemplated Transactions shall be abandoned without further action by the Parties; provided, however, that (i) Section 7.4, this Article IX and Article X (as applicable) shall survive the termination of this Agreement and will remain in full force and effect and (ii) no such termination shall relieve any Party of liability for any willful breach of this Agreement prior to termination.

ARTICLE X
MISCELLANEOUS

Section 10.1 Notice.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by telecopy, electronic transmission or other similar means (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1):

If to any Centene Party:	Centene Corporation Centene Plaza 7700 Forsyth Boulevard St. Louis, Missouri 63105 Attention: Brent D. Layton Executive Vice President, Chief Business Development Officer blayton@centene.com
with a copy to (which shall not constitute notice):	Greensfelder, Hemker & Gale, P.C. 10 South Broadway, Suite 2000 St. Louis, Missouri 63102 Attention: David M. Harris, Esq. dmh@greensfelder.com
If to NCMS:	North Carolina Medical Society P.O. Box 27167 Raleigh, NC 27611 Attention: Robert W. Seligson & Stephen W. Keene rseligson@ncmedsoc.org skeene@ncmedsoc.org with a copy to (which shall not constitute notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Attention:     Margaret N. Rosenfeld

mrosenfeld@smithlaw.com

If to CCHN:

Carolina Complete Health Network, Inc.

c/o North Carolina Medical Society

P.O. Box 27167

Raleigh, NC 27611

Attention:     Jeffrey W. Runge, M.D.

Chief Executive Officer and President

jrunge@cch-network.com

with a copy to (which shall not constitute notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Attention:     Margaret N. Rosenfeld

mrosenfeld@smithlaw.com

Section 10.2 Expenses.  Except as expressly set forth herein and as otherwise provided pursuant to the Second Amended and Restated Start-Up Loan Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the consummation of the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, Centene agrees that, upon submission of reasonably acceptable invoices, Centene shall pay for fifty percent (50%) of the Formation Legal Expenses incurred by the NCMS Parties; provided, that in no event shall Centene’s aggregate financial obligation under this Section 10.2 exceed One Hundred Thousand Dollars ($100,000).

Section 10.3 Governing Law.  This Agreement and each other Transaction Document shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.4 Dispute Resolution.

(a)   Any Party seeking a resolution in the event of any dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Document (a “Dispute”), shall provide written notice thereof to the other Parties (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Initial Notice or if a Party reasonably concludes that another Party is not willing to negotiate as contemplated by this Section 10.4(a), the Dispute shall be submitted to mediation in accordance with Section 10.4(b).

(b)  Any Dispute not resolved pursuant to Section 10.4(a) shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) mediation procedure, except as modified herein (the “CPR Mediation Procedure”). Any such mediation shall be held in Wilmington, Delaware or such other location as the Parties may agree. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator, which, in any event, shall be a Person experienced in the Law applicable to the insurance industry in North Carolina and may not be an employee, stockholder, officer, director, agent or Affiliate of any Party or any Person with whom any one or more of the Parties has an existing business relationship. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Party of a Mediation Request, then a Party may request (on written notice to the other Party), that CPR, in accordance with the CPR Mediation Procedure, appoint a mediator who meets the requirements set forth in the preceding sentence. All mediation pursuant to this Section 10.4(b) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of all other Parties, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Parties reasonable written notice of the intended disclosure and afford the other Parties a reasonable opportunity to protect their respective interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs first), or within such longer period as the Parties may agree to in writing, then any Party may file an action with respect to the Dispute in any court having jurisdiction in accordance with Section 10.5.

(c)   Notwithstanding the foregoing provisions of this Section 10.4 (i) any Party may seek preliminary provisional or injunctive judicial relief without first complying with the procedures set forth in Section 10.4(a) and Section 10.4(b) if such action is reasonably necessary to avoid irreparable damage, and (ii) any Party my initiate litigation before the expiration of the periods specified in Section 10.4(b) if such Party has submitted a Mediation Request and the other Parties have failed, within fourteen (14) days after the appointment of a mediator, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing.

Section 10.5 Submission to Jurisdiction; Waiver of Jury Trial.

(a)  Each of the Parties irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any state or federal court located in Delaware with respect to any Dispute arising out of or relating to this Agreement or any other Transaction Document and agrees that all claims in respect of any such Dispute may be heard and determined in such courts; (ii) consents that any such Dispute may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Dispute in such court or that such court is an inconvenient forum for the Dispute and agrees not to assert, plead or claim the same; (iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets; and (iv) agrees that service of process in any such Dispute may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 10.1.

(b)  To the extent not prohibited by Law which cannot be waived, each of the Parties hereto hereby waives and covenants that it shall not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any Dispute arising out of or based upon this Agreement or any other Transaction Document or in any way connected with or related or incidental to the transactions contemplated hereby and thereby. Any Party hereto may file an original counterpart or a copy of this Section 10.5(b) with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.5(b).

Section 10.6 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.7 Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns, and there shall be no third party beneficiaries hereof; provided, however, that (a) PlanCo and HoldCo are third party beneficiaries of this Agreement for all purposes and (b) Carolina Medical Home Network – IPA, LLC is a third party beneficiary of this Agreement solely for purposes of the rights and benefits of Section 5.1(a) of this Agreement.

Section 10.8 Guarantee.  Centene hereby guarantees the performance of all actions, agreements and obligations to be performed by Centene Sub and any Affiliate of either Centene or Centene Sub under the terms and conditions of this Agreement. In case Centene undertakes any actions, agreements or obligations that should be performed by Centene Sub or any Affiliate of either Centene or Centene Sub under the terms and conditions of this Agreement, Centene shall be deemed to be acting on behalf of such Centene Sub or Affiliate of Centene or Centene Sub, as applicable.

Section 10.9 Assignment.  No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment or delegation in violation of this Section 10.9 shall be null and void.

Section 10.10 Amendments and Waivers.  This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each Party. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 10.11 Specific Performance.  Subject to the provisions of Section 10.4, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Document, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Transaction Document, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 10.12 Counterparts.  This Agreement and all other Transaction Documents may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument. Exchange and delivery of this Agreement and all other Transaction Documents by exchange of electronic copies (with originals to follow) bearing the signature of a Party shall constitute a valid and binding execution and delivery by such Party. Such electronic copies shall constitute legally enforceable original documents.

Section 10.13 Entire Agreement.  This Agreement and all other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any other Transaction Document, the Parties shall amend, or cause the amendment of, such Transaction Document (in each case, to the extent permitted by applicable Law) to comply with the provisions of this Agreement.

*  *  *  *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the Effective Date.

NORTH CAROLINA MEDICAL SOCIETY		CENTENE CORPORATION

By:	/s/ Robert W. Seligson	By:	/s/ Jeffrey A. Schwaneke
Robert W. Seligson		Jeffrey A. Schwaneke
Executive Vice President and Chief Executive Officer		Executive Vice President and Chief Financial Officer

CAROLINA COMPLETE HEALTH NETWORK, INC.		CENTENE HEALTH PLAN HOLDINGS, INC.

By:	/s/ Jeffrey W. Runge	By:	/s/ Jeffrey A. Schwaneke
Jeffrey W. Runge, M.D.		Jeffrey A. Schwaneke
Chief Executive Officer and President		Vice President

Signature Page to Amended and Restated Joint Venture Agreement